John V. Murphy

Chairman                                        OppenheimerFunds Logo

                                                                                                                                 OppenheimerFunds, Inc.

Two World Financial Center

225 Liberty Street

New York, NY 10281-1008

www.oppenheimerfunds.com

                                    June 15, 2009

Dear Oppenheimer Baring Japan Fund Shareholder:

We have scheduled a shareholder meeting to ask you to vote on an important proposal for the Fund. After careful consideration, the Board of Trustees has determined that it would be in the best interest of shareholders of Oppenheimer Baring Japan Fund to reorganize into another Oppenheimer fund— Oppenheimer International Growth Fund.

A shareholder meeting has been scheduled for July 31, 2009, and all Baring Japan Fund shareholders of record on May 14, 2009 are being asked to vote either in person or by proxy on the proposed reorganization. Enclosed, you will find a combined prospectus and proxy statement detailing the proposal, a ballot card, a International Growth Fund prospectus, instructions for voting by telephone or Internet and a postage-paid return envelope for voting by mail.

Why does the Board of Trustees recommend this reorganization?

The Board voted to recommend that shareholders of Baring Japan Fund approve a proposal to reorganize the Fund into International Growth Fund after considering, among other things, fund performance, the two Funds’ respective investment objectives and policies, management fees, distribution fees and other operating expenses, and asset size. The Board also considered that there would be no sales charge imposed on shareholders of Baring Japan Fund and that the reorganization is expected to be a tax-free reorganization.

Since Baring Japan Fund’s inception in 2007, assets have grown slowly and Baring Japan Fund remains a small fund. OppenheimerFunds, Inc., the manager for both funds, believes that the growth prospects for International Growth Fund are stronger than for Baring Japan Fund. Given that Baring Japan Fund is a significantly smaller fund, shareholders of Baring Japan Fund would benefit from economies of scale associated with a larger fund as a result of the combined assets, which would realize a lower management fee breakpoint than the Baring Japan Fund’s assets would realize on its own. In addition, International Growth Fund has a longer performance track record than Baring Japan Fund; International Growth Fund has a 13-year performance history whereas Baring Japan Fund has only a 2-year performance history. Moreover, both funds’ have the same investment objectives and similar investment strategies, focusing on long-term capital appreciation and seeking to invest primarily in equity securities of foreign companies with growth potential. Accordingly, the Board of Baring Japan Fund believes that shareholders will be best served by the proposed reorganization, and recommends a vote “For” the proposal.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund’s expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot.

Remember, it can be expensive for the Fund—and ultimately for you as a shareholder—to remail ballots if not enough responses are received to conduct the scheduled meeting. If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

Please read the enclosed combined prospectus/proxy statement detailing the reorganization proposal and prospectus of Oppenheimer International Growth Fund for complete details on this proposal. Of course, if you have any questions, please contact your financial advisor, or call us at 1.800.225.5677. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,

[John V. Murphy signature]

Enclosures
XP0830.002.0609

1.866.458.9856

www.proxyonline.com

Vote your OppenheimerFunds proxy over the phone or Internet.

Voting your proxy is important. And now OppenheimerFunds

has made it easy. Vote at your convenience, 24 hours a day,

and save postage costs, which ultimately reduces fund expenses.

Read your Proxy Card carefully. Then, to exercise your proxy,

just follow these simple steps:

1. Call the toll-free number: 1.866.458.9856 or go to our website: www.proxyonline.com.
2. Follow the recorded or onscreen instructions.

If you vote by phone or Internet, please do not mail your Proxy Card.

LB0000.074.0509 May xx, 2009
LB0000.074.0509.p1.indd 1	4/29/09 3:17:51 PM